Exhibit 24(b)(8.39) AMENDMENT TO AGREEMENT

This Amendment to Agreement (the “Amendment”) is entered into and effective as of October 1, 2007, by and among Lord Abbett Distributor LLC (“LAD”), each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of this
Agreement or established subsequent thereto (each a “Fund,” and collectively,
“Funds”), ING Life Insurance and Annuity Company (“ING Life”) and ING Financial
Advisers, LLC (“ING Financial”) (ING Life and ING Financial collectively referred to as “Service Provider”).

WHEREAS, the Funds, LAD and Service Provider have entered into an agreement pursuant to which shares of the Funds may be offered to employee benefit plans for which Service Provider provides recordkeeping and other administrative services (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement to provide for the addition of a new Fund share class of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree to amend the Agreement as follows:

1.	The Agreement shall be deemed to be amended to the extent necessary to reflect the inclusion of Class R3 shares of the Funds (“Shares”).

2.	The fee paid to the Service Provider for recordkeeping and other administrative services relating to Shares shall be the same as the fee paid for such services on
Class P shares of the Funds under the Agreement.

3.	No fee shall be paid under the Agreement for Plans that select Class P Shares as a
Plan option but have not done so prior to October 1, 2007, except to the extent that: (i) the Plan selects Class P Shares as a plan option by March 31, 2008, and
(ii) the selection is based on a proposal or recommendation that can be shown to have been presented to the Plan before October 1, 2007.

4.	In the event of any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall govern.

5.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be entered into as of date first above written.

THE LORD ABBETT FAMILY OF FUNDS		ING LIFE INSURANCE AND ANNUITY
COMPANY

/s/ Lawrence H. Kaplan		By:	/s/ Michael C. Eldredge
Lawrence H. Kaplan		Name:	Michael C. Eldredge
Vice President and Secretary		Title:	Vice President

LORD ABBETT DISTRIBUTOR LLC		ING FINANCIAL ADVISERS, LLC
By: Lord, Abbett & Co. LLC,
its Managing Member

/s/ Lawrence H. Kaplan		By:	/s/ Terran R. Titus
Lawrence H. Kaplan		Name:	Terran R. Titus
Member		Title:	VP, Advisory Services

LORD, ABBETT & CO. LLC

/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member

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